UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549

                                SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                              (Amendment No  )

                             INTEGRATED SYSTEMS
                              (Name of Issuer)

                                COMMON STOCK
                      (Title of Class of Securities)

                                 45812M104
                               (CUSIP Number)



1. 	NAME OF REPORTING PERSON
    Nevis Capital Management, Inc.

  	 SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON
	   52-1740975

2. 	CHECK THE APPROPRIATE LETTTER IF A MEMBER OF A GROUP:
   	(a)n/a
	   (b)n/a

4. 	CITIZENSHIP OR PLACE OF ORGANIZATION
   	Baltimore, Maryland, USA

5. 	SOLE VOTING POWER:
   	2,510,133

6. 	SHARED VOTING POWER:
   	0

7. 	SOLE DISPOSITIVE POWER:
   	2,510,133

8. 	SHARED DISPOSITIVE POWER:
   	0

9. 	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
   	2,510,133

10. 	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES: n/a


11. 	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
    	10.4%

12. 	TYPE OF REPORTING PERSON:
    	IA


ITEM 1.
    (a) Name of Issuer:
        INTEGRATED SYSTEMS

	   (b) Address of Issuer's Principal Executive Offices:
		      201 MOFFETT PARK DR, SUNNYVALE CA 94089

ITEM 2.
    (a) Name of Person Filing:
        NEVIS CAPITAL MANAGEMENT, INC.

    (b) Address of Principal Business Office:
        1119 SAINT PAUL ST, BALTIMORE MD 21202

    (c) Citizenship:
        BALTIMORE, MARYLAND, USA

    (d) Title of Class of Securities:
        COMMON STOCK

    (e) CUSIP Number:
        45812M104

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

           Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

ITEM 4. Ownership
     (a) Amount Beneficially Owned:
         2,510,133

     (b) Percent of Class:
         10.4%

	    (c) Number of shares as to which such person has
        (i)   sole power to vote or to direct vote:
              2,510,133
        (ii)  shared power to vote or to direct the vote:
              0
		      (iii) sole power to dispose or to direct the disposition:
              2,510,133
		      (iv)  shared power to dispose or to direct the disposition:
		            0





                                  		Signature,
                                   	David R. Wilmerding, III - President
						                              February 7, 2000